                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES



The Company holds 100% of the outstanding capital stock of:

     The University of Phoenix, Inc.
     Institute for Professional Development
     Western International University, Inc.
     The College for Financial Planning Institutes Corporation